Exhibit 99.1

VAALCO ANNOUNCES ETAME ACQUISITION UPDATE: OTHER JOINT OWNERS IN ETAME HAVE NOT EXERCISED THEIR PRE-EMPTIVE RIGHTS TO ACQUIRE AN ADDITIONAL INTEREST IN THE FIELD

HOUSTON – December 21, 2020 – VAALCO Energy, Inc. (NYSE: EGY; LSE: EGY) (“VAALCO” or the “Company”) today announced that, in connection with VAALCO’s previously announced acquisition from Sasol Gabon S.A. (“Sasol”) of Sasol’s 27.8% working interest(1) in the Etame Marin block offshore Gabon, the other joint owners in the Etame Marin block have not exercised their pre-emptive rights.  As a result, VAALCO will now move forward with acquiring Sasol’s entire working interest in the field.

In regard to Block DE-8 offshore Gabon, the 60% operated participating interest owner, Perenco, has exercised its preferential rights.  As a result, Perenco is acquiring Sasol’s 40% non-operated participating interest(1), releasing VAALCO from the potential obligation to drill an appraisal well.  VAALCO will not be subject to any contingency payments due regarding Block DE-8.   The terms of the sale and purchase agreement did not attribute a material value to the undeveloped resource at Block DE-8, as such, the purchase price for Sasol’s 27.8% working interest(1) of $44 million less customary post-effective date adjustments has not changed.  The maximum future contingency payments have been reduced from $6 million to $5 million.

Additional details regarding the transaction were included in a news release issued on November 17, 2020.  Since VAALCO currently owns and operates a 31.1% working interest(1) in Etame, the transaction will almost double VAALCO’s total production and reserves.

Cary Bounds, Chief Executive Officer, commented, “We are excited to move forward with this very attractive and value accretive acquisition.  Based on production performance in November, our production capacity, including volumes acquired from Sasol, would be over 9,000 barrels of oil per day and with the recent increase in oil pricing, this should significantly boost our free cash flow profile in 2021. In addition, this transaction is lowering our breakeven cost per barrel by increasing production with minimal increases to G&A expense.  While we are disappointed that we will not be participating in Block DE-8, this eliminates the cost to drill the appraisal well, thereby reducing our overall capital commitment in 2021 by between $7 million and $9 million and removes the $1 million potential contingency obligation.  We are even more confident in the future for VAALCO and this acquisition coupled with the new proprietary 3-D seismic data we are processing over the entire Etame Marin block will allow us to maximize the value of our Gabon resources.  We are well positioned to profitably grow and generate free cash flow in the near and long-term which should enhance value for our shareholders.”

(1)

Prior to the closing of the acquisition, VAALCO’s working interest in Etame is 31.1% and its participating interest is 33.6%; Sasol’s working interest in Etame is 27.8% and its participating interest is 30%.  All NRI production rates and volumes are based on working interest less 13% royalty volumes.  Sasol’s participating interest in DE-8 is 40% and its working interest is subject to government rights for a 20% carried interest and 10% back-in interest.

An updated investor deck with additional information is available at www.vaalco.com under the Investor Relations section.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 33.6% participating interest in the Etame Marin block, located offshore Gabon, which to date has produced over 119 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Kelsey Traynor / James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the impact of the COVID-19 pandemic, including the recent sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, production quotas imposed by Gabon, disruptions in global supply chains, quarantines of our workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, its ability to restore production in non-producing wells, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future and pending acquisitions, capital expenditures, future drilling plans, acquisition and interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the failure of the transaction to close, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.